NEWS RELEASE *FOR IMMEDIATE RELEASE*	**Contact:** **Income Opportunity Realty Investors, Inc.** **Investor Relations** **(800) 400-6407** **investor.relations@pillarincome.com**

Income Opportunity Realty Investors, Inc. Reports Third Quarter 2011 Results

DALLAS (November 14, 2011) Income Opportunity Realty Investors, Inc. (AMEX:IOT), a Dallas-based real estate investment company, today reported results of operations for the third quarter ended September 30, 2011. IOT announced today that the Company reported a net loss applicable to common shares of $515,000 or $0.13 per diluted earnings per share for the three months ended September 30, 2011, as compared to a net loss applicable to common shares of $32,000 or $0.00 per diluted earnings per share for the same period ended 2010.

The Company invests in real estate and mortgage loans on real estate. Land held for development or sale is our sole operating segment. As of September 30, 2011, our land consisted of 178.1 acres located in Texas. The principal source of revenue for the Company is interest income on note receivables due from affiliated and/or related parties.

Property operating expenses were $6,000 for the three months ended September 30, 2011. This represents a decrease of $1,000, as compared to the prior period operating expenses of $7,000. There was an increase in the land portfolio of $2,000 and a decrease in the other portfolio of $3,000. The increase in the land portfolio was due to an increase in POA fees. The decrease in the other portfolio was due to a decrease in professional fees.

Interest income was $543,000 for the three months ended September 30, 2011. This represents an increase of $31,000 as compared to the prior period interest income of $512,000. The increase was due to accrued interest on affiliate receivables.

Earnings from unconsolidated subsidiaries and investees relate to IOT's 10.0% investment in TCI Eton Square, LP. This investment is accounted for under the equity method and recognizes its portion of the current period earnings.

Discontinued operations include 13 acres of land with a storage warehouse. Loss from discontinued operations was $10,000 for the three months ended September 30, 2011. This represents a decrease of $47,000, as compared to the prior period income from discontinued operations of $37,000.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended September 30, 2011	For the Three Months Ended September 30, 2010	For the Nine Months Ended September 30, 2011	For the Nine Months Ended September 30, 2010
	(dollars in thousands, except share and per share amounts)			
Revenues:				
Rental and other property revenues	$ -	$ -	$ -	$ -
Expenses:				
Property operating expenses	6	7	18	39
General and administrative (including $52 and $30 for the three months ended, $167 and $92 for the nine months ended 2011 and 2010 respectively from affiliates and related parties)	94	70	370	247
Advisory fee to affiliates	219	217	650	650
Total operating expenses	319	294	1,038	936
Operating loss	(319)	(294)	(1,038)	(936)
Other income (expense):				
Interest income from related party notes receivable	543	512	1,560	1,842
Mortgage and loan interest	(282)	(279)	(928)	(841)
Earnings from unconsolidated subsidiaries and investees	28	(8)	(22)	(5)
Total other income (expenses)	289	225	610	996
Income (loss) from continuing operations before tax	(30)	(69)	(428)	60
Income tax benefit (expense)	(170)	13	(672)	49
Net income (loss) from continuing operations	(200)	(56)	(1,100)	109
Discontinued operations:				
Income (loss) from discontinued operations	(10)	37	(1,444)	4
Loss on sale of real estate from discontinued operations	(475)	-	(475)	-
Income tax benefit (expense) from discontinued operations	170	(13)	672	(1)
Net income (loss) from discontinued operations	(315)	24	(1,247)	3
Net income (loss)	$ (515)	$ (32)	$ (2,347)	$ 112
Earnings per share - basic				
Income (loss) from continuing operations	$ (0.05)	$ (0.01)	$ (0.26)	$ 0.03
Income (loss) from discontinued operations	(0.08)	0.01	(0.30)	-
Net income (loss) applicable to common shares	$ (0.13)	$ -	$ (0.56)	$ 0.03
Earnings per share - diluted				
Income (loss) from continuing operations	$ (0.05)	$ (0.01)	$ (0.26)	$ 0.03
Income (loss) from discontinued operations	(0.08)	0.01	(0.30)	-
Net income (loss) applicable to common shares	$ (0.13)	$ -	$ (0.56)	$ 0.03
Weighted average common share used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214
Weighted average common share used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

The accompanying notes are an integral part of these financial statements.

PART 1. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2011	December 31, 2010
	(dollars in thousands, except share and par value amounts)	
Assets		
Real estate land holdings, at cost	$ 24,511	$ 24,511
Real estate subject to sales contracts, at cost	-	5,050
Total real estate	24,511	29,561
Notes and interest receivable from related parties	28,920	38,405
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	27,094	36,579
Cash and cash equivalents	2	20
Investments in unconsolidated subsidiaries and investees, subject to sales contract	67	89
Receivable and accrued interest from related parties	53,331	48,598
Other assets	1,548	2,240
Total assets	$ 106,553	$ 117,087
Liabilities and Shareholders' Equity		
Liabilities:		
Notes and interest payable	$ 28,630	$ 34,214
Notes and interest payable related to subject to sales contracts	-	2,390
Deferred gain (from sales to related parties)	6,550	6,550
Accounts payable and other liabilities (including $0 in 2011 and $1 in 2010 to affiliated and related parties)	188	401
	35,368	43,555
Commitments and contingencies:		
Shareholders' equity:		
Common stock, $.01 par value, authorized 10,000,000 shares; issued 4,173,675 shares in 2011 and 2010	42	42
Treasury stock at cost, 5,461 in 2011 and 2010	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	9,227	11,574
Total shareholders' equity	71,185	73,532
Total liabilities and shareholders' equity	$ 106,553	$ 117,087

The accompanying notes are an integral part of these financial statements.